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                                                                  Exhibit 99.(e)

                        RMR ASIA PACIFIC REAL ESTATE FUND
                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

                           DATED: ___________________

     The Board of Trustees of RMR Asia Pacific Real Estate Fund, a Massachusetts business trust (the "Fund"), hereby adopts, effective as of the above date, the RMR Asia Pacific Real Estate Fund Dividend Reinvestment and Cash Purchase Plan (the "Plan"), as follows:

     1. ADMINISTRATOR . As Administrator for shareholders participating in the Plan (the "Participants"), Wells Fargo Bank, National Association (the "Administrator"), will receive (a) all or a designated portion of the cash distributions (whether such distributions are from earnings or a return of capital) paid by the Fund on the common shares of beneficial interest of the Fund ("Shares") held by or on behalf of each Participant, including distributions paid on any full or fractional Shares acquired pursuant to the terms of the Plan, and (b) any voluntary cash payments sent by any such Participant to the Administrator; PROVIDED, HOWEVER, that voluntary cash payments are limited from a minimum of $100 to $10,000 per quarter per Participant. The Administrator will use such funds to purchase Shares for such Participant's account in accordance with the provisions of Section 2 hereof; PROVIDED HOWEVER, that the Administrator shall use its best efforts to purchase all such Shares on the best possible terms. Any amount in excess of $10,000 per quarter will be returned by the Administrator to the Participant who sent such voluntary payment. All voluntary cash payments must be received by the Administrator two business days prior to the distribution date for such voluntary cash payment. Any amount received by the Administrator after such distribution date will be held by the administrator until the next distribution date when such funds may be invested. These payments must be made by check, in U.S. dollars and drawn on a U.S. bank and made payable to "Wells Fargo Bank, National Association" . The Administrator will not accept cash, traveler's checks, money orders, or third party checks for optional cash investments. There is a fee of $25 for any optional cash investment made by check returned unpaid. By making voluntary cash payment, a Participant authorizes the Administrator to deduct this fee by selling shares from his or her account. The Administrator shall have no responsibility for the value of Shares acquired.

     2. PURCHASE OF SHARES. As part of the Plan, the number and price of Shares that each Participant will receive, as well as the source of such Shares, will be determined as follows:

     (a) If, on the payment date of the distribution, the market price per Share plus estimated per Share brokerage commissions applicable to an open market purchase of Shares is below the net asset value per Share on that payment date, then the Fund will pay cash distributions on the Participant's Shares in the Plan to the Administrator, who will add such cash distributions to the Participant's additional cash payments that are eligible for investment pursuant to Section 1 hereof, if any. The Administrator will then use such cash to purchase Shares in the open market for each Participant's account prior to the next ex-dividend date. In the event it appears that the Administrator will not be able to complete such purchases prior to the next ex-dividend date, the Fund will determine whether to issue the additional Shares at the greater of (i) net asset value per Share at the time of purchase or (ii) 100% of the market price of a Share at the time of purchase.

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     (b)  If, on the payment date of the distribution, the market price per
Share plus estimated per Share brokerage commissions applicable to an open market purchase of Shares is at or above the net asset value per Share on that payment date, then the Fund will issue new Shares for each Participant's account, at a price per Share equal to the greater of (i) net asset value per Share on that payment date or (ii) 95% of the market price of a Share on that payment date, in lieu of a cash distribution on each Participant's Shares held by the Administrator and in exchange for each Participant's additional investable cash payments, if any.

     For all purposes of the Plan: (i) the market price of a Share on a particular date shall be the mean between the highest and lowest sales prices on the American Stock Exchange ("AMEX") on that date, or, if there is no sale on the AMEX on that date, then the mean between the closing bid and asked quotations for such stock on the AMEX on such date; and (ii) the net asset value per Share on a particular date shall be as determined by or on behalf of the Fund.

     The open-market purchases provided for above may be made on any securities exchange where the Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Administrator shall determine. It is understood that, in any event, the Administrator shall have no liability in connection with any inability to purchase Shares prior to the next ex-dividend date after each distribution as herein provided, or with the timing of any purchases effected. The Administrator shall nave no responsibility as to the value of the Shares acquired for the Participant's account. For the purposes of all investments under this Plan, the Administrator may commingle a Participant's funds with funds of other Participants and the average price (including any brokerage commissions) of all Shares purchased by the Administrator shall be the price per Share allocable to each Participant in connection therewith.

     3. INTERIM FUNDS. Funds received by the Administrator shall be held in non-interest bearing accounts maintained by the Administrator.

     4. SHAREHOLDER PARTICIPATION AND ACCOUNTS. The Administrator will maintain an account for each Participant under the Plan in the same name as the Shares of the Participant are registered, and will put into effect for each Participant the distribution reinvestment option of the Plan as of the first record date for a distribution to holders of Shares. Whole and fractional Shares purchased on behalf of the Participant by the Administrator pursuant to the Plan will be credited to the Participant's account as "unissued certificate" Shares. In the case of record shareholders that hold Shares for others who are the beneficial owners, the Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder's name and held for the account of beneficial owners who are Participants. Participation in the additional purchase portion of the Plan will begin with receipt by the Administrator of a voluntary payment no more than thirty (30) days prior to the next distribution date.

          The Administrator will mail to each Participant, as soon as practicable after any funds have been invested on the Participant's behalf, a confirmation of account describing distributions received in full or fractional Shares held by the Plan in such Participant's name or in the name of the Plan; voluntary payments received from the Participant; full and fractional Shares purchased with such distributions or voluntary payments; cost of purchase and the

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beginning and adjusted Share balances under the Plan. The Administrator will report annually to each Participant the amount of dividends, distributions, and voluntary payments credited to his, her or its account during the year.

     5. PROXY SOLICITATION. The Administrator will distribute to the Participants any proxy solicitation material received by it from the Fund attributable to the ownership of Shares in the Plan, and full Shares credited to a Participant's account shall be voted by the Administrator in accordance with the instructions of such Participant.

     6. FEES. Fees under the Plan shall be payable as set forth in the Transfer Agent Services Fee Schedule for RMR Asia Pacific Real Estate Fund attached to Wells Fargo Bank, National Association: Terms and Conditions of Appointment, Resolution No. ______ (the "Terms and Conditions of Appointment"). For the avoidance of doubt, notwithstanding anything to the contrary in this Plan or the Terms and Conditions of Appointment, the Fund shall not be responsible for paying any Participant's brokerage commissions directly or indirectly.

     7. NO DRAWING. No Participant shall have any right to draw checks or drafts against his, her or its account or to give instructions to the Fund or to the Administrator, except as expressly provided herein.

     8. TAXES. Amounts available for investment pursuant to Section 2 hereof, including dividends, distributions and other payments, may be reduced by applicable federal, state or other tax withholdings.

     9. AMENDMENT AND TERMINATION. A Participant may terminate his, her or its participation in the Plan at any time by written, telephonic or via Internet notice to the Administrator. To be effective for any distribution payment, such notice must be received by the Administrator not less than ten days before the ex-dividend date for such payment. The Fund may terminate any individual Participant's participation in the Plan, and the Fund may terminate the entire Plan for any reason or for no reason at any time, upon ninety (90) days' written notice mailed to such Participant, or to all Participants, as the case may be, at the last registered address or addresses shown on his, her, its or their accounts; provided that no such termination shall be made on or after an ex-dividend date for payment of a distribution until after the corresponding distribution payment date, unless the Fund pays to any such Participant the distribution that would have been payable on the Shares in such Participant's account on such distribution payment date. Upon any such termination as to all or any Participants, the Administrator will (a) send promptly to any such Participant at his, her or its last registered address a check for the cash proceeds (less service and brokerage fees) from the sale on the open market of such Participant's Shares or (b) transfer the shares in such Participant's account to such Participant (which may include a cash payment for any fraction of a share in the account). Any distributions on Shares made after the effective date of the termination will be sent directly to the terminated Participant. This Plan may be modified, amended or supplemented by agreement between the Administrator and the Fund at any time, including, but not limited to, an amendment to the Plan to change the Administrator's charges, by mailing an appropriate notice to each Participant at his, her or its last registered address. In the event that an amendment to the Plan changes the Administrator's charges, such notice by mail shall be given at least ninety (90) days prior to the ex-dividend date for any distribution as to which the charges will apply. An amendment to the Plan to substitute a

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new Administrator shall not require the agreement or consent of the
Administrator, but shall require the consent of such new Administrator to abide by and be bound by the terms hereof in accordance with Section 15. Any such modification, amendment or supplement shall be deemed conclusively accepted by each Participant, except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

     10. ADDRESS OF ADMINISTRATOR. All notices and other communications with the Administrator should be sent to:

                    Wells Fargo Shareowner Services
                    P.O. Box 64856
                    St. Paul, MN 55164-0856

                    By Overnight Mail:
                    Wells Fargo Shareowner Services
                    161 N. Concord Exchange
                    South St. Paul, MN 55075-1139

                    Telephone Number: 866-877-6331

                    Internet: www.wellsfargo.com/shareownerservices

     11. STOCK DIVIDENDS, STOCK SPLITS AND RIGHTS OFFERINGS. Any stock dividend or stock split declared by the Fund on Shares held by the Administrator for a Participant will be credited to the Participant's account without charge. Any rights to purchase additional Shares accruing on Shares in the Plan, and any other non-cash distributions, will be sent by the Administrator to each Participant at his, her or its last registered address.

     12. NON-LIABILITY. Neither the Fund nor the Administrator shall be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death and (b) with respect to the times and the prices at which Shares are purchased or sold for a Participant's account. Each Participant's uninvested funds held by the Agent will not bear interest. The Administrator shall have no responsibility for the value of Shares acquired. The Administrator may commingle Participants' funds.

     13. REGISTRY. The Administrator shall maintain a registry of names and addresses of Participants. Notices to any Participant may be given by letter addressed to the Participant at his, her or its last registered address.

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     14.  GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     15. SUCCESSOR ADMINISTRATOR. No successor Administrator shall serve unless it agrees in writing, for the benefit of Participants and third party beneficiaries, to be bound by and comply with the terms hereof.

     16. EX-DIVIDEND DATE. If the Shares are no longer publicly traded, then the ex-dividend date for a distribution shall for the purposes of this Plan mean the record date for such distribution.

     17. LIMITED LIABILITY. THE DECLARATION OF TRUST ESTABLISHING THE FUND, A COPY OF WHICH TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION") IS DULY FILED WITH THE SECRETARY OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "RMR ASIA PACIFIC REAL ESTATE FUND" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR ADMINISTRATOR OF THE FUND SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE FUND. ALL PERSONS DEALING WITH THE FUND IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF THE FUND FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.


Agreed to and accepted:

Wells Fargo Bank, National Association


By:
     ---------------------------------
     Name: Claudine Anderson
     Title: Assistant Vice President


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